      As filed with the Securities and Exchange Commission on July 31, 1997.


                                                               File No. 33-88518
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             ROUGE INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                                38-3340770
         (STATE OR OTHER JURISDICTION            (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)       IDENTIFICATION NUMBER)

                                3001 MILLER ROAD
                                  P.0 BOX 1699
                            DEARBORN, MI 48121-1699
                                 (313) 390-6877
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                    ROUGE STEEL COMPANY STOCK INCENTIVE PLAN
                ROUGE STEEL COMPANY OUTSIDE DIRECTOR EQUITY PLAN
                             (FULL TITLE OF PLANS)

                               Carl L. Valdiserri
                              Rouge Steel Company
                                3001 Miller Road
                                  P.0 Box 1699
                            Dearborn, MI 48121-1699
                                 (313) 390-6877
           (Name, address and telephone number of agent for service)

                                    Copy to:

                             Samuel M. Feder, Esq.
                                 Rogers & Wells
                                200 Park Avenue
                           New York, New York  10166
                                 (212) 878-8000
                                 --------------
================================================================================

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8


         This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the adoption by Rouge Steel Company, a Delaware corporation ("Rouge Steel"), of a holding company form of organizational structure. The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Rouge Steel, Rouge Industries, Inc., a Delaware corporation (the "Registrant") and Rouge Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Rouge Steel with and into Merger Sub, with Rouge Steel as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

         As a result of the Merger, which was consummated at 11:59 p.m. on July 30, 1997, Rouge Steel became a direct wholly-owned subsidiary of the Registrant. Each share of class A common stock, par value $.01 per share, of Rouge Steel issued and outstanding was converted into and exchanged for one share of class A common stock, par value $.01 per share, of the Registrant and each share of class B common stock, par value $.01 per share, of Rouge Steel issued and outstanding was converted into and exchanged for one share of class B common stock, par value $.01 per share, of the Registrant. Additionally, the sponsor of the Plans shall be the Registrant rather than Rouge Steel.

         In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to Rouge Steel, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Rouge Steel Company Stock Incentive Plan and the Rouge Steel Company Outside Director Equity Plan to which this registration statement relates (the "Plans") shall continue to be known as the Rouge Steel Company Stock Incentive Plan and the Rouge Steel Company Outside Director Equity Plan. Subsequent to the holding company reorganization, the Plans will continue to cover employees or directors, as the case may be, of Rouge Steel. However, awards issued in accordance with the Plans shall be shares of stock, and options to purchase shares of stock, of the Registrant rather than shares of stock, and options to purchase shares of stock, of Rouge Steel. Additionally, the sponsor of the Plans shall be the Registrant rather than Rouge Steel.

         The applicable registration fees were paid at the time of the original filing of this registration statement.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 21st day of July, 1997.


                                        ROUGE INDUSTRIES, INC.


                                        By: /s/ Carl L. Valdiserri
                                           --------------------------------
                                           Name:   Carl L. Valdiserri
                                           Title:  Chief Executive Officer and
                                                   Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated with respect to Rouge Industries, Inc., on this 21st day of July, 1997.


             Signature                                      Title
             ---------                                      -----
  /s/ Carl L. Valdiserri              Chief Executive Officer and Chairman of the Board
  -------------------------------
  Carl L. Valdiserri



  /s/ Louis D. Camino                 President, Chief Operating Officer and Director
  -------------------------------
  Louis D. Camino



  /s/ Gary P. Latendresse             Vice President, Chief Financial Officer and Director (Principal Financial and
  -------------------------------
  Gary P. Latendresse                 Accounting Officer)


  /s/ Dominick C. Fanello             Director
  -------------------------------
  Dominick C. Fanello



  /s/ John E. Lobbia                  Director
  -------------------------------
  John E. Lobbia



  /s/ Peter J. Pestillo               Director
  -------------------------------
  Peter J. Pestillo



  /s/ Clayton P. Shannon              Director
  -------------------------------
  Clayton P. Shannon